Exhibit 99.1

China 3C Group Reports Second Quarter 2008
Financial Results

- Revenue Increases 22% to $78.5 Million –
- Net Income Increases 37% to $7.6 Million –
-- Diluted EPS Increases 40% to $0.14

HANGZHOU, China, August 11, 2008 — China 3C Group (OTCBB: CHCG), a retailer and wholesale distributor of consumer and business products in China, today announced financial results for the three months ended June 30, 2008.

Results for the three months ended June 30, 2008
Net sales for the second quarter 2008 totaled $78.5 million compared to $64.5 million for the same period of the prior year. This 21.7% sales increase for the second quarter was primarily attributable to successful advertising and promotional efforts by the Company prompted by two major Chinese holidays in the second quarter, a net increase in new doors. Net sales decreased $3-4 million from preliminary 2008 second quarter sales estimates announced on July 10, 2008 after the Company accounted for supplier rebate activity and finalized the conversion exchange rate from RMB to USD. The Company’s wholesale business generated $25.4 million, or 32.3% of sales while the retail business generated $53.1 million, or 67.7% of sales of sales in the second quarter.

Among the Company’s four major operating subsidiaries, the net combined retail and wholesale revenue contribution of each subsidiary was as follows:
•	WangDa (cell phones) second quarter 2008 revenue increased 38.1% to $26.9 million compared to $19.5 million in the prior year period. Second quarter gross profit margin for WangDa was 14.1%.
•	SanHe (appliances) second quarter 2008 revenue increased 20.3% to $19.3 million compared to $16.1 million in the prior year period. Second quarter gross profit margin for SanHe was 18.3%.
•
YongXin (communications/office electronic equipment) second quarter 2008 revenue increased 29.1% to $18.6 million compared to $14.4 million in the prior year period. Second quarter gross profit margin for YongXin was 15.9%.

•
Joy & Harmony (consumer electronics) second quarter 2008 revenue increased 25.6% to $18.3 million compared to $14.6 million in the prior year period. Second quarter gross profit margin for Joy & Harmony was 14.8%.

In the four major retail subsidiaries, WangDa's mobile phone business was growing the fastest segment. Some of the leading brands sold by China 3C in the second quarter included: Nokia, Motorola, Apple, Sony, Philips, Panasonic, Brothers, SanSui, Galanz, LongDe, and TCL among other international and domestic brands.

Gross profit margin for the second quarter 2008 was $12.9 million compared to $11.4 million in the prior year period. Second quarter 2008 gross profit margin was 16.4% compared to 17.7% for the prior year period and 15.5% in the first quarter of 2008. The year-over-year gross margin decrease was primarily attributable to an increased competitive environment and from a rising rate of inflation which has impacted the company both on the cost of purchases and sales of goods.

General and administrative expense for the second quarter of 2008 totaled $3.3 million, or approximately 4.2% of net sales, compared to $3.0 million, or approximately 4.7% for the same period in 2007. The G&A decrease on a percentage basis was due to strengthening cost controls such as a rationalization of management structure and increasingly sophisticated use of computerized systems.

Income from operations for second quarter 2008 was $9.5 million, or 12.2% of net sales, as compared to income from operations of $8.4 million for the second quarter of 2007, or 13.1% of net sales.

The Company’s second quarter 2008 tax rate decreased to 23.8% from 34.8% in the prior year period. The Company expects its tax rate for the 2008 fiscal year to be in the 25% range compared to 35.9% in 2007.

Net income increased 37.3% to $7.6 million, or 9.6% of net sales for the second quarter of 2008 compared to $5.5 million, or 8.5% of net sales for the second quarter of 2007 largely due to the increase in net sales, strengthening cost controls and lower statutory tax rate effective for 2008. Diluted earnings per share increased to $0.14 compared to $0.10 in the prior year period.

Mr. Zhenggang Wang, Chairman and Chief Executive Officer commented, “We are pleased to have rebounded from a difficult first quarter with strong sales and net income results for the second quarter. During the second quarter, we increased our promotional efforts for the May 1st Golden Week and Dragon Boat Festival holidays, which are two important spending periods for Chinese consumers. Sales also benefitted from increased targeted advertising programs that included direct mail advertising, advertising booklets and other special offers.

We were pleased with our 90 basis point sequential improvement in gross margin as well as a year-over-year increase in net income, both on an absolute and percent of sales basis. We had a net increase of 31 retail locations and the total number of store-within-stores stood at 1,001 at the end of the second quarter. We opened 30 retail locations in Shanghai YongLe and 6 in Wal-Mart and closed 2 non-competitive retail locations in Gome and 3 in Suning. We estimate that we will have approximately 1,020 store-within-stores by the end of 2008.

We believe we have a strong opportunity to enhance our competitive position in the market by continuing to improve profitability and efficiency per store, develop a broad product selection, selectively open new store-within-stores in established, well-known retail locations, develop customer service programs such as our after sales warranty support programs, and leverage our wholesale business to create new opportunities at the retail level.

As part of our growth efforts, we continue to evaluate the market for acquisition opportunities. Our strong and growing cash position provides us with us flexibility and the focus of any acquisition target continues to be on businesses that have the ability to increase our scale, enhance our product portfolio, optimize distribution, and immediately add to overall profitability

For the remaining two quarters of 2008, we expect to see a mid-single digit increase in year-over-year quarterly revenue growth, excluding any new acquisitions and that our gross margin will range between 14.5%-16.0%.
We expect our profitability for the remaining two quarters of the year to benefit from a lower tax rate which can lead to net income that will slightly exceed the third and fourth quarter of the prior year.

We have a great opportunity to expand our presence in China’s electronic consumer market in the months and years ahead and are committed to developing the right product and service offering within our retail and wholesale businesses to enhance our position in the marketplace,” concluded Wang.

Accounts receivable increased to $19.1 million at June 30, 2008 from $8.1 million at December 31, 2007 and $14.8 million at the end of the 2008 first quarter. The increase was primarily due to strong sales growth in the second quarter. The accounts receivable position at the end of the second quarter met the Company’s internal plan and management believes it can trend lower in subsequent quarters.

Inventory increased to approximately $13.0 million at June 30, 2008 from $6.7 million at December 31, 2007 and $11.0 million at the end of the 2008 first quarter. This increase was mainly attributable to the increase in net sales during the quarter. The Company remains comfortable with its current inventory position and continues to ensure that a sufficient level of electronics products are supplied to each store-in-store location.

The Company’s cash position improved to $26.0 million at June 30, 2008, compared to $25.0 million at December 31, 2007 and $23.4 million at the end of the 2008 first quarter. The Company expects a quarterly increase in its cash and operating cash flow position for the remaining two quarters of 2008, excluding acquisitions.

About China 3C
China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

Forward-looking Statements:
Certain of the statements set forth in this press release constitute "Forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

For more information, contact:

In the U.S.:
Bill Zima
ICR, Inc.
Tel: +1-203-682-8200

In Asia:
Dan Joseph
ICR, Inc.
Tel: 86-21-6122-1077

(financial tables below)

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDING JUNE 30, 2008 AND 2007

	2008	2007

Sales, net	$78,515,392	$64,498,473

Cost of sales	65,639,675	53,060,275
Gross profit	12,875,717	11,438,198

General and administrative expenses	3,326,044	3,014,233
Income from operations	9,549,673	8,423,965

Other (Income) Expense
Interest income	(29,472)	(17,655)
Other expense	(326,904)	(1,171)
Total Other (Income) Expense	(356,376)	(18,826)
Income before income taxes	9,906,049	8,442,791

Provision for income taxes	2,354,054	2,941,264
Net income	$7,551,995	$5,501,527

Net income per share:
Basic	$0.14	$0.10
Diluted	$0.14	$0.10

Weighted average number of shares outstanding:
Basic	52,673,938	52,608,938
Diluted	53,073,938	52,608,938
Comprehensive Income
Net Income	$7,551,995	$5,501,527
Foreign curreny translation adjustment	1,222,590	393,131
Comprehensive Income	$8,774,585	$5,894,658

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDING JUNE 30, 2008 AND 2007

	2008	2007

Sales, net	$146,668,847	$149,021,667

Cost of sales	123,246,750	123,651,187
Gross profit	23,422,097	25,370,480

General and administrative expenses	6,312,088	6,740,395
Income from operations	17,110,009	18,630,085

Other (Income) Expense
Interest income	(65,567)	(31,446)
Other (income)expense	(311,929)	5,693
Gain on asset disposal	(2,161)	-
Total Other (Income) Expense	(379,657)	(25,753)
Income before income taxes	17,489,666	18,655,838

Provision for income taxes	4,164,627	6,690,523
Net income	$13,325,039	$11,965,315

Net income per share:
Basic	$0.25	$0.23
Diluted	$0.25	$0.23

Weighted average number of shares outstanding:
Basic	52,673,938	52,608,938
Diluted	53,073,938	52,608,938

Comprehensive Income
Net Income	$13,325,039	$11,965,315
Foreign currency translation adjustment	2,822,640	386,280
Comprehensive Income	$16,147,679	$12,351,595

CHINA 3C GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2008 AND DECEMBER 31, 2007

	6/30/2008	12/31/2007
ASSETS
Current Assets
Cash and cash equivalents	$25,993,638	$24,952,614
Accounts receivable, net	19,099,910	8,077,533
Inventory	12,991,176	6,725,371
Advance to supplier	2,478,134	2,572,285
Prepaid expenses	147,185	382,769
Total Current Assets	60,710,043	42,710,572

Property & equipment, net	79,709	89,414
Goodwill	20,348,278	20,348,278
Refundable deposits	52,619	48,541
Total Assets	$81,190,649	$63,196,805

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,210,024	$3,108,235
Income tax payable	2,428,862	2,684,487
Total Current Liabilities	7,638,886	5,792,722

Stockholders' Equity

Common stock, $.001 par value, 100,000,000 shares authorized, 52,673,938 and 52,673,938 issued and outstanding	52,674	52,674
Additional paid in capital	19,465,776	19,465,776
Subscription receivable	(50,000)	(50,000)
Statutory reserve	7,234,295	7,234,295
Other comprehensive income	4,694,974	1,872,334
Retained earnings	42,154,044	28,829,004
Total Stockholders' Equity	73,551,763	57,404,083
Total Liabilities and Stockholders' Equity	$81,190,649	$63,196,805

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$13,325,040	$11,965,315
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,069	21,767
Gain on asset disposition	(2,161)	-
Provision for bad debts	17,445	2,419
Stock based compensation	226,293	851,400
Amortization of deferred consulting expense		-
(Increase) / decrease in assets:
Accounts receivables	(11,039,822)	726,962
Inventory	(6,265,805)	(2,094,249)
Prepaid expense	9,291	28,585
Advance to supplier	94,151	(30,695)
Deposits	(4,078)	(37,649)
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses	2,101,789	1,092,296
Income tax payable	(255,625)	381,880
Total Adjustments	(15,098,453)	942,716

Net cash provided by (used in) operating activities	(1,773,413)	12,908,031

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment	(10,650)	(62,253)
Proceeds from asset sales	2,447	-
Net cash used by Investing activities	(8,203)	(62,253)
CASH FLOWS FROM FINANCING ACTIVITIES

Payments of notes- other	-	(4,500,000)
Net cash provided in financing activities		(4,500,000)
Effect of exchange rate changes on cash and cash equivalents	2,822,640	386,280

Net change in cash and cash equivalents	1,041,024	8,732,058
Cash and cash equivalents, beginning balance	24,952,614	6,498,450
Cash and cash equivalents, ending balance	$25,993,638	$15,230,508
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$4,420,252	$6,308,643
Interest payments	$-	$-